EXHIBIT 99.1

For More Information
      Contact:  James F. Oliviero
      KSW, Inc. (718) 340-1409
      joliviero@ksww.com

                              FOR IMMEDIATE RELEASE

                         KSW, INC.'S REVENUE AND PROFITS
                                CONTINUE TO RISE

Long Island City, New York - November 6, 2006, KSW, Inc (AMEX: KSW) today reported financial results for the third quarter of 2006.

Total revenue for the third quarter of 2006 increased by 45.8% to $21,644,000, as compared to $14,849,000 for the third quarter of 2005. The Company reported net income of $785,000, or $.14 per share basic and $.13 per share-diluted for the third quarter of 2006, as compared to a net income of $1,262,000 or $.23 per share (basic and diluted), for the third quarter of 2005. Net income for the third quarter of 2005 would have been $.09 per share (basic and diluted) if not for the reversal of a deferred tax valuation allowance of $759,000.

The Company's backlog at the end of the third quarter was approximately $104,000,000. Not included in this backlog amount is approximately $8,500,000 of new contracts awarded since September 30, 2006. Opportunities to obtain new projects remain strong and the Company will continue to seek those projects which have the best potential to increase shareholder value.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year-end audit and further internal review of the Company's historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

About KSW

KSW, Inc., through its wholly-owned subsidiary, KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as Trade Manager on larger construction projects, such as the New York Presbyterian Hospital Cardiovascular Center.

Contact:
KSW, Inc.
James F. Oliviero
718-340-1409
joliviero@ksww.com